CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
5.30% Senior Notes due 2018	$350,000,000	$13,755

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, the total registration fee of $13,755 due with respect to this offering is offset against $19,635 that has already been paid with respect to $480,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-134163, and were not sold thereunder.  No additional registration fee has been paid with respect to this offering.  $5880 remains available for future registration fees after giving effect to this offering.  This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in MidAmerican Energy Company's Registration Statement No. 333-142663 on Form S-3.

Filed Pursuant to Rule 424(B)(5)
Registration File No. 333-142663

PROSPECTUS SUPPLEMENT
(To prospectus dated May 7, 2007)

MIDAMERICAN ENERGY COMPANY

$350,000,000 5.30% Senior Notes due 2018

MidAmerican Energy Company is offering $350,000,000 aggregate principal amount of its 5.30% senior notes due 2018 which we refer to as the Senior Notes. We will pay interest on the Senior Notes semi-annually on March 15 and September 15 of each year, commencing on September 15, 2008. We may at our option redeem the Senior Notes, in whole at any time or in part from time to time, before maturity at the ‘‘make whole’’ redemption prices calculated in this prospectus supplement under ‘‘Description of the Senior Notes — Optional Redemption.’’

The Senior Notes will be senior obligations of ours and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The Senior Notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000.

Investing in the Senior Notes involves risks. See ‘‘Risk Factors’’ beginning on page S-5 of this prospectus supplement.

	Price to Investors (1)	Underwriting Discount	Proceeds, Before Expenses, to MidAmerican Energy Company
Per Senior Note	99.657%	0.65%	99.007%
Total	$348,799,500	$2,275,000	$346,524,500

(1)	Plus accrued interest, if any, from March 25, 2008.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

We do not currently intend to list the Senior Notes on any securities exchange. Currently there is no public market for the Senior Notes.

The Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 25, 2008.

Joint Book-Running Managers

Lehman Brothers	RBS Greenwich Capital

Co-Managers

Barclays Capital	UBS Investment Bank	Wachovia Securities

The date of this prospectus supplement is March 19, 2008

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains information about MidAmerican Energy Company, or the Company, and the terms of the Senior Notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change information in the accompanying prospectus. If information in this prospectus supplement or in the information incorporated by reference is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference, will apply and will supersede that information in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also read and consider the information in the documents we have referred you to in ‘‘Where You Can Find More Information’’ beginning on page 23 of the attached prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. This document may only be used where it is legal to sell these securities. You should not assume that the information provided by this prospectus supplement to the accompanying prospectus is accurate as of any date other than the date of such documents.

In this prospectus supplement, references to ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to MidAmerican Energy Company.

S-ii

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the Senior Notes. You should read this entire prospectus supplement carefully, including the section entitled ‘‘Risk Factors,’’ in the accompanying prospectus, our financial statements and the notes thereto incorporated by reference into this prospectus supplement, and the accompanying prospectus, before making an investment decision.

MIDAMERICAN ENERGY COMPANY

We are a public utility company headquartered in Iowa with $7.3 billion of assets as of December 31, 2007, and operating revenues for 2007 totaling $4.3 billion. We are principally engaged in the business of generating, transmitting, distributing and selling electricity and in distributing, selling and transporting natural gas. We distribute electricity at retail in Council Bluffs, Des Moines, Fort Dodge, Iowa City, Sioux City and Waterloo, Iowa; the Quad Cities (Davenport and Bettendorf, Iowa and Rock Island, Moline and East Moline, Illinois); and a number of adjacent communities and areas. We also distribute natural gas at retail in Cedar Rapids, Des Moines, Fort Dodge, Iowa City, Sioux City and Waterloo, Iowa; the Quad Cities; Sioux Falls, South Dakota; and a number of adjacent communities and areas. Additionally, we transport natural gas through our distribution system for a number of end-use customers who have independently secured their supply of natural gas. As of December 31, 2007, we had approximately 720,000 regulated retail electric customers and 702,000 regulated retail and transportation natural gas customers.

In addition to retail sales and natural gas transportation, we sell electric energy and natural gas to other utilities, municipalities and marketers. These sales are referred to as wholesale sales. We also conduct a number of non-regulated business activities, including non-regulated electric and natural gas sales and gas income-sharing arrangements.

Our headquarters and principal executive offices are located at 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309. Our telephone number is (515) 242-4300.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF
MIDAMERICAN ENERGY COMPANY

The following table sets forth certain historical consolidated financial information about us for the periods presented. The financial information below for each of the years in the five-year period ended December 31, 2007 and as of each of the years then ended, has been derived from our audited financial statements. The summary historical consolidated financial data should be read in conjunction with the financial statements, including the related notes, which are included in our annual reports on Form 10-K previously filed with the U.S. Securities and Exchange Commission, or the SEC. We believe that such financial data fairly reflects our consolidated results of operations and the consolidated financial condition for such periods, including all adjustments necessary for a fair presentation. The results of past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. See ‘‘Where You Can Find More Information’’ in the accompanying prospectus.

	Years Ended December 31,
	2007	2006	2005	2004	2003
	(In millions)
Statement of Operations Data:
Operating revenues	$4,258	$3,448	$3,160	$2,696	$2,596
Operating income	513	421	381	356	371
Net income	326	266	221	210	189
Earnings on common stock	325	265	220	209	187

	As of December 31,
	2007	2006	2005	2004	2003
	(In millions)
Balance Sheet Data:
Total assets	$7,251	$6,510	$5,864	$5,112	$4,404
Long-term debt(1)	2,470	1,819	1,471	1,332	1,072
Notes payable	86	—	—	—	48
MidAmerican Energy preferred securities	30	30	30	30	32
Common shareholder’s equity	2,288	1,951	1,745	1,527	1,319

(1)	Excludes amounts due within one year.

THE OFFERING

Issuer	MidAmerican Energy Company

Securities Offered	$350,000,000 aggregate principal amount of 5.30% senior notes due 2018.

Interest Rate	The Senior Notes will bear interest from March 25, 2008 at the rate of 5.30% per year.

Interest Payment Dates	March 15 and September 15 of each year, beginning on September 15, 2008.

Ranking	The Senior Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness.

Optional Redemption	The Senior Notes will be redeemable prior to maturity, in whole or in part, at our option at any time or from time to time at a redemption price equal to the greater of 100% of the aggregate principal amount of the Senior Notes to be redeemed and a ‘‘make-whole’’ amount described under ‘‘Description of the Senior Notes — Optional Redemption’’ in this prospectus supplement plus accrued and unpaid interest on the Senior Notes to the date of redemption.

Use of Proceeds	We expect to receive net proceeds from this offering of $346,124,500 (excluding accrued interest, if applicable), after expenses and underwriting discounts.

We intend to use the net proceeds from this offering to pay construction costs, including costs for our wind projects in Iowa, repay short-term indebtedness and for general corporate purposes.

Clearance and Settlement	The Senior Notes will be cleared through The Depository Trust Company.

Trustee, Registrar, Paying Agent and Transfer Agent	The Bank of New York Trust Company, N.A.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

	12 Months Ended December 31
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges(1)	5.2x	5.0x	4.8x	4.7x	4.5x

(1)	For purposes of computing the ratio of earnings to fixed charges, ‘‘earnings’’ consist of net income from continuing operations plus income taxes, interest on long-term debt, other interest charges, preferred dividends of subsidiary trust and interest on leases. ‘‘Earnings’’ also include allowances for borrowed and other funds used during construction. ‘‘Fixed charges’’ consist of interest charges, preferred dividends of subsidiary trust and the estimated interest component of rentals.

RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS

The following table sets forth the ratio of our earnings to our fixed charges plus preferred stock dividend requirements for the periods indicated.

	12 Months Ended December 31
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges plus preferred stock dividend requirements(1)	5.0x	4.9x	4.7x	4.6x	4.4x

(1)	For purposes of computing the ratio of earnings to fixed charges plus preferred stock dividend requirements, ‘‘earnings’’ consist of net income from continuing operations plus income taxes, interest on long — term debt, other interest charges, preferred dividends of subsidiary trust and interest on leases. ‘‘Earnings’’ also include allowances for borrowed and other funds used during construction. ‘‘Fixed charges’’ consist of interest charges, preferred dividends of subsidiary trust and the estimated interest component of rentals. ‘‘Preferred stock dividend requirements’’ represent the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock.

RISK FACTORS

Potential investors should carefully consider the risk factors below in addition to the risks described under ‘‘Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein, as well as the other information in this prospectus supplement and the accompanying prospectus, and in any documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

The terms of the indentures for the securities do not restrict our ability to incur additional indebtedness that could have an adverse impact on our financial condition.

The indentures governing our rights and obligations with respect to the Senior Notes do not restrict our ability to incur indebtedness in addition to the Senior Notes. Accordingly, we could enter into acquisitions, refinancings, recapitalizations or other highly leveraged transactions that could significantly increase our total amount of outstanding indebtedness. The interest payments needed to service this increased level of indebtedness could have a material adverse effect on our operating results. A highly leveraged capital structure could also impair our overall credit quality, making it more difficult for us to finance our operations, and could result in a downgrade in the ratings of our indebtedness, including the Senior Notes, by credit rating agencies. Further, if our other indebtedness is accelerated due to an event of default under such indebtedness, resulting in an event of default under the indentures for the securities, we may not have sufficient funds to repay the other indebtedness and the securities simultaneously.

There is no existing market for the Senior Notes and we cannot assure you that an active trading market will develop.

There is no existing market for the Senior Notes and we cannot assure you that an active trading market will develop. If a market for the Senior Notes were to develop, future trading prices would depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing or quotation of the Senior Notes on any securities exchange or stock market. As a result, it may be difficult for you to find a buyer for your Senior Notes at the time you want to sell them, and even if you find a buyer, you might not get the price you want.

CAPITALIZATION

The following table sets forth our consolidated long-term debt and total capitalization (i) as of December 31, 2007 and (ii) as adjusted to give effect to the offering of the Senior Notes. The following data should be read in conjunction with our consolidated financial statements and notes, which are incorporated by reference in this prospectus supplement.

	Actual	As Adjusted
	(In millions)
Long-term debt(1)	$2,470	$2,820
Shareholder’s equity	2,318	2,318
Total capitalization	$4,788	$5,138

(1)	Excluding current portion.

USE OF PROCEEDS

The Company expects to receive net proceeds from the sale of the Senior Notes of approximately $346,124,500 (excluding accrued interest, if applicable), after expenses and underwriting discounts. We intend to use the net proceeds of the sale of the Senior Notes to pay construction costs, including costs for our wind projects in Iowa, repay short-term indebtedness and for general corporate purposes.

DESCRIPTION OF THE SENIOR NOTES

The following description of the particular terms of the Senior Notes is not complete and should be read together with ‘‘Description of Debt Securities’’ in the accompanying prospectus. This description supplements and, to the extent it is inconsistent with the description in the accompanying prospectus, replaces the description of the general terms and provisions of the debt securities in the accompanying prospectus. The Senior Notes will be issued under an existing senior debt indenture dated as of October 1, 2006 (the ‘‘Indenture’’) as supplemented by a third supplemental indenture between us and The Bank of New York Trust Company, N.A., as trustee, dated as of March 25, 2008. References in this prospectus supplement to the Indenture will mean the Indenture as so supplemented. This summary is qualified in its entirety by reference to the Indenture.

General Information

The Senior Notes will be our direct, senior unsecured obligations ranking equally with our other existing and future unsecured and unsubordinated indebtedness. As of December 31, 2007, $2.5 billion of our senior debt was outstanding, $57 million of which is secured by certain of our assets. The Indenture contains no restrictions on the amount of additional indebtedness that we may issue.

The Senior Notes will initially be issued only in registered, book-entry form, in denominations of $2,000 and any integral multiples of $1,000 as described under ‘‘Delivery and Form’’ below. We will issue global securities in denominations that together equal the total principal amount of the outstanding Senior Notes.

We may, without the consent of the holders of the Senior Notes, issue additional Senior Notes having the same ranking, interest rate, maturity and other terms (except for the public offering price and the issue date) as the Senior Notes offered hereby.

Principal and Interest

The Senior Notes will bear interest from March 25, 2008 at the rate of 5.30% per year. Interest will be paid semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008, to the persons in whose names the Senior Notes are registered at the close of business on the preceding March 1 and September 1, respectively.

Interest on the Senior Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Except for defaulted interest, we will make each interest and principal payment to the persons in whose names the Senior Notes are registered at the close of business on the regular record date immediately preceding the date fixed for payments of principal and interest on the Senior Notes. We will, however, make any interest payments due at maturity or upon prior redemption of the Senior Notes to the persons to whom the related principal payments are made.

If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the Senior Notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date or earlier redemption date, as the case may be. Interest payments for the Senior Notes will include accrued interest from and including the last date in respect of which interest has been paid, to, but excluding, the interest payment date or the date of maturity or earlier redemption date, as the case may be.

Optional Redemption

The Senior Notes will be redeemable, in whole or in part, at our option at any time or from time to time at a redemption price equal to the greater of:

•	100% of the aggregate principal amount of the Senior Notes to be redeemed; or

•	the sum of the present value of the remaining scheduled payments of principal on the Senior

Notes, together with the present value of all remaining and scheduled semi-annual interest payments on the Senior Notes, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (defined below) plus 30 basis points (the ‘‘Make-Whole Amount’’), together with accrued interest payments to the redemption date.

For purposes of determining the Make-Whole Amount, the following definitions apply:

‘‘Comparable Treasury Issue’’ means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

‘‘Comparable Treasury Price’’ means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day in New York City preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated ‘‘Composite 3:30 p.m. Quotations for U.S. Government Securities’’ or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the Reference Treasury Dealer Quotation for such redemption date.

‘‘Independent Investment Banker’’ means an investment banking institution of international standing appointed by the Company.

‘‘Reference Treasury Dealer’’ means a primary U.S. government securities dealer in New York City appointed by the Company.

‘‘Reference Treasury Dealer Quotation’’ means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day in New York City preceding such redemption date).

‘‘Treasury Rate’’ means the rate per annum equal to the semi-annual equivalent or interpolated (on a day-count basis) yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Senior Notes to be redeemed.

If less than all of the Senior Notes is to be redeemed at any time, selection of the Senior Notes for redemption will be made by the trustee by such method as the trustee deems fair and appropriate.

Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the Senior Notes or portions thereof called for redemption.

Additional Covenant

The Senior Notes will contain the following additional covenant:

The Company will not at any time directly or indirectly create or assume and will not cause or permit a Subsidiary directly or indirectly to create or assume, except in favor of the Company or a Wholly-Owned Subsidiary, any mortgage, pledge or other lien or encumbrance upon any Principal Facility or any interest it may have therein or upon any stock of any Regulated Subsidiary or any indebtedness of any Subsidiary to the Company or any other Subsidiary, whether now owned or hereafter acquired, without making effective provision (and the Company covenants that in such case it will make or cause to be made, effective provision) whereby the outstanding Securities and any other indebtedness of the Company then entitled thereto shall be secured by such mortgage, pledge, lien or encumbrance equally and ratably with any and all other obligations and indebtedness thereby secured, so long as any such other obligations and indebtedness shall be so secured (provided, that for the purpose of providing such equal and ratable security, the principal amount of outstanding Original Issue Discount Securities shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof pursuant to the Indenture); provided, however, that the foregoing covenant shall not be applicable to (1) the lien of the Midwest Power Indenture, (2) Permitted Encumbrances or (3) any transfer, lease, use or other encumbrance of or on the Company’s or any of its Subsidiary’s transmission assets as otherwise required by applicable state or federal order, regulation, rule or statute.

For purposes of the foregoing covenant, the following terms have the following meanings:

‘‘Affiliate’’ of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, ‘‘control,’’ when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms ‘‘controlling’’ and ‘‘controlled’’ have meanings correlative to the foregoing.

‘‘Common Shareholders’ Equity’’ means, at any time, the total shareholders’ equity of the Company and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recently completed fiscal quarter of the Company for which financial information is then available.

‘‘Indenture’’ means the Indenture dated as of October 1, 2006, as amended, between the Company and The Bank of New York Trust Company, N.A., as trustee, with respect to the Senior Notes and the other senior debt securities of the Company, and indentures supplemental thereto.

‘‘Maturity’’ when used with respect to any Security, means the date on which the principal of such Security or an installment of principal becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or by repayment or otherwise.

‘‘Midwest Power Indenture’’ means the General Mortgage Indenture and Deed of Trust, dated as of January 1, 1993, between Midwest Power Systems Inc. and Morgan Guaranty Trust Company of New York, trustee (Harris Trust and Savings Bank, successor trustee, succeeded by BNY Midwest Trust Company, as successor trustee), and indentures supplemental thereto.

‘‘Original Issue Discount Security’’ means any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Indenture.

‘‘Permitted Encumbrances’’ means:

(a)    (i) any mortgage, pledge or other lien or encumbrance on any property hereafter acquired or constructed by the Company or a Subsidiary, or on which property so constructed is located, and created prior to, contemporaneously with or within 360 days after, such acquisition or construction or the commencement of commercial operation of such property to secure or provide for the payment of any part of the purchase or construction price of such property, or (ii) any property subject to any mortgage, pledge, or other lien or encumbrance upon such property existing at the time of acquisition thereof by the Company or any Subsidiary, whether or not assumed by the Company or such Subsidiary, or (iii) any mortgage, pledge or other lien or encumbrance existing on the property, shares of stock, membership interests or indebtedness of a corporation or limited liability company at the time such corporation or limited liability company shall become a Subsidiary or any pledge of the shares of stock or membership interests of such corporation or limited liability company prior to, contemporaneously with or within 360 days after such corporation or limited liability company shall become a Subsidiary to secure or provide for the payment of any part of the purchase price of such stock or membership interests, or (iv) any conditional sales agreement or other title retention agreement with respect to any property hereafter acquired or constructed; provided that, in the case of clauses (i) through (iv), the lien of any such mortgage, pledge or other lien does not spread to property owned prior to such acquisition or construction or to other property thereafter acquired or constructed other than additions to such acquired or constructed property and other than property on which property so constructed is located; and provided, further, that if a firm commitment from a bank, insurance company or other lender or investor (not including the Company, a Subsidiary or an Affiliate of the Company) for the financing of the acquisition or construction of property is made prior to, contemporaneously with or within the 360-day period hereinabove referred to, the applicable mortgage, pledge, lien or encumbrance shall be deemed to be permitted by this clause (a) whether or not created or assumed within such period;

(b)    any mortgage, pledge or other lien or encumbrance created for the sole purpose of extending, renewing or refunding any mortgage, pledge, lien or encumbrance permitted by clause (a) of this definition; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or refunding and that such extension, renewal or refunding mortgage, pledge, lien or encumbrance shall be limited to all or any part of the same property that secured the mortgage, pledge or other lien or encumbrance extended, renewed or refunded;

(c)    liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith, and against which an adequate reserve has been established; liens on any property created in connection with pledges or deposits to secure public or statutory obligations or to secure performance in connection with bids or contracts; material men’s, mechanics’, carrier’s, workmen’s, repairmen’s or other like liens; or liens on any property created in connection with deposits to obtain the release of such liens; liens on any property created in connection with deposits to secure surety, stay, appeal or customs bonds; liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings; leases and liens, rights of reverter and other possessory rights of the lessor thereunder; zoning restrictions, easements, rights-of-way or other restrictions on the use of real property or minor irregularities in the title thereto; and any other liens and encumbrances similar to those described in this clause (c), the existence of which, in the opinion of the board of directors of the Company, does not materially impair the use by the Company or a Subsidiary of the affected property in the operation of the business of the Company or a Subsidiary, or the value of such property for the purposes of such business;

(d)    any mortgage, pledge or other lien or encumbrance created after October 1, 2006 on any property leased to or purchased by the Company or a Subsidiary after that date and securing, directly or indirectly, obligations issued by a State, a territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such property; provided that the interest paid on such obligations is entitled to be excluded from gross income of the recipient pursuant to Section 103(a)(1) of the Internal Revenue Code of 1986, as amended (or any successor to such provision), as in effect at the time of the issuance of such obligations;

(e)    any mortgage, pledge or other lien or encumbrance on any property now owned or hereafter acquired or constructed by the Company or a Subsidiary, or on which property so owned, acquired or constructed is located, to secure or provide for the payment of any part of the construction price or cost of improvements of such property, and created prior to, contemporaneously with or within 360 days after, such construction or improvement; provided that if a firm commitment from a bank, insurance company or other lender or investor (not including the Company, a Subsidiary or an Affiliate of the Company) for the financing of the acquisition or construction of property is made prior to, contemporaneously with or within the 360-day period hereinabove referred to, the applicable mortgage, pledge, lien or encumbrance shall be deemed to be permitted by this clause (e) whether or not created or assumed within such period; and

(f)    any mortgage, pledge or other lien or encumbrance not otherwise described in clauses (a) through (e); provided that the aggregate amount of indebtedness secured by all such mortgages, pledges, liens or encumbrances does not exceed the greater of $100,000,000 or 10% of Common Shareholders’ Equity.

‘‘Principal Facility’’ means the real property, fixtures, machinery and equipment relating to any facility owned by the Company or any Subsidiary, except any facility that is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

‘‘Regulated Subsidiary’’ means any Subsidiary which owns or operates facilities used for the generation, transmission or distribution of electric energy and is subject to the jurisdiction of any governmental authority of the United States or any state or political subdivision thereof, as to any of its: rates; services; accounts; issuances of securities; affiliate transactions; or construction, acquisition or sale of any such facilities, except that any ‘‘exempt wholesale generator’’, as defined in 15 USC 79z-5a(a)(1), ‘‘qualifying facility’’, as defined in 18 CFR 292.101(b)(1), ‘‘foreign utility company’’, as defined in 15 USC 79z-5b(a)(3) and ‘‘power marketer’’, as defined in NORTHWEST POWER MARKETING COMPANY L.L.C., 75 FERC PARA 61,281, shall not be a Regulated Subsidiary.

‘‘Securities’’ means the Company’s unsubordinated debentures, notes or other evidences of indebtedness authenticated and delivered under the Indenture.

‘‘Stated Maturity’’ when used with respect to any Security or any installment of principal thereof or interest thereon, means the date specified in such Security as the fixed date on which the principal or such installment of principal of (and premium, if any) or interest on such Security is due and payable.

‘‘Subsidiary’’ means a corporation or limited liability company more than 50% of the outstanding voting stock or voting membership interests of which is or are owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, (1) ‘‘voting stock’’ means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency, and (2) ‘‘voting membership interests’’ means membership interests which ordinarily have voting power for the election of directors (or the equivalent thereof), whether at all times or only so long as no senior class of membership interests have such voting power by reason of any contingency.

‘‘Wholly-Owned Subsidiary’’ means a Subsidiary of which all of the outstanding voting stock or membership interests (other than directors’ qualifying shares) is or are at the time, directly or indirectly, owned by the Company, or by one or more Wholly-Owned Subsidiaries of the Company or by the Company and one or more Wholly-Owned Subsidiaries.

Events of Default

The following events constitute events of default under the Indenture:

•	we fail to pay interest on the Senior Notes and such failure continues for 30 days;

•	we fail to pay principal of the Senior Notes when due;

•	we breach any other covenant or representation in the Indenture and such breach continues for 90 days after we receive a notice of default with respect thereto (or for such longer period if we are diligently pursuing a cure);

•	we default in the payment of any indebtedness other than the Senior Notes in excess of $100,000,000, or we breach any other provision of such indebtedness and such breach results in an acceleration of such indebtedness, and in each case such indebtedness is not discharged or such acceleration is not rescinded, as applicable, within 30 days after we receive a notice of default with respect thereto;

•	a final non-appealable judgment for the payment of money in excess of $100,000,000 is entered against us and is not discharged or satisfied within 45 days after we receive a notice of default with respect thereto;

•	a decree or order is entered against us in an involuntary bankruptcy proceeding and is not vacated in 60 days, or a similar involuntary event relating to our bankruptcy or insolvency occurs and continues for 60 days; and

•	we commence a voluntary bankruptcy case or take similar voluntary actions relating to our bankruptcy or insolvency.

Upon the occurrence of an event of default under the Indenture, the holders of at least a majority in aggregate principal amount of the Senior Notes may declare such Senior Notes to be immediately due and payable. Holders of a majority in principal amount of the Senior Notes may rescind the acceleration so long as the conditions set forth in the Indenture have been satisfied.

Prior to acceleration, holders of a majority in aggregate principal amount of the Senior Notes may waive an event of default, other than (1) an event of default related to non-payment of principal or interest and (2) an event of default related to a covenant or other provision of the Indenture that cannot be modified without the consent of each holder of Senior Notes affected thereby.

Delivery and Form

The Senior Notes will be issued in the form of one or more securities in global form. Each global security will be deposited on the date of the closing of the sale of the Senior Notes, on behalf of the Depository Trust Company (‘‘DTC’’), and registered in the name of Cede & Co., as DTC’s nominee.

DTC is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the Exchange Act). DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The DTC rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org. Information contained on DTC’s internet sites does not constitute part of this prospectus supplement, and the references in the preceding sentence are inactive textual references only. No information contained on or accessible through DTCs’ internet sites is incorporated by reference into, or forms a part of, this prospectus supplement.

Purchase of securities within the DTC system must be made by or through direct participants, which will receive a credit for such securities on DTC’s records. The ownership interest of each actual purchaser of each security is, in turn, to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are to be accompanied by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in such securities, except in the event that use of the book-entry system for such securities is discontinued.

DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory requirements as may be in effect from time to time. Redemption notices shall be sent to Cede & Co. as the registered holder of securities issued in the form of global securities. If less than all of a series of such securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting with respect to securities issued in the form of global securities is limited to the holders of record of such securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of such securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments in respect of the securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursements of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its service as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. In the event that a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but neither we nor the underwriters assume any responsibility for the accuracy thereof. Neither we nor the underwriters have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the Senior Notes. It is included herein for general information only and does not address every aspect of the income or other tax laws that may be relevant to investors in the Senior Notes in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special treatment under U.S. income tax laws (for example, financial institutions, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax or investors in partnerships or other pass-through entities). In addition, this summary document does not address the effect of federal alternative minimum tax, or any state, local or foreign tax laws. This discussion is limited to initial purchasers of the Senior Notes pursuant to this prospectus supplement who hold the Senior Notes as capital assets under Section 1221 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’) and not as part of a straddle, hedging, integrated, conversion or constructive sale transaction, or as part of a ‘‘synthetic security’’ or other similar financial transaction. Persons considering the purchase, ownership or disposition of the Senior Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, Treasury regulations thereunder and administrative rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

For purposes of the following discussion, a ‘‘U.S. Holder’’ means a beneficial owner of the Senior Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source; or

•	a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a ‘‘Non-U.S. Holder’’ means a beneficial owner of the Senior Notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the Senior Notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. If you are a partner of a partnership or an equity interest owner of another entity treated as a partnership holding any of the Senior Notes, you should consult your tax advisors.

U.S. Holders

Payments of Interest

It is expected, and the following discussion assumes, that the Senior Notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Accordingly, interest payments on the Senior Notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of Senior Notes

Upon the sale, exchange, redemption or other taxable disposition of the Senior Notes, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder’s adjusted tax basis in the Senior Notes. A holder’s adjusted tax basis in the Senior Notes generally will equal the amount paid for the Senior Notes less any principal repayments received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Senior Notes for more than one year at the time of such disposition. A U.S. Holder that is an individual may be entitled to preferential treatment for net long-term capital gains; however, the ability of a U.S. Holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with any sale, exchange, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the Senior Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to us through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not contingent interest within the meaning of Section 871(h)(4) of the Code, (4) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (5) the Non-U.S. Holder either (i) provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code or (ii) holds the Senior Notes through certain foreign intermediaries and satisfies the certification requirements of applicable U.S. Treasury regulations.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder will be subject to the 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Senior Notes is not subject to withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the Senior Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the relevant Non-U.S. Holder provides us or our paying agent with the appropriate documentation.

Sale, Exchange, Redemption or Other Taxable Disposition of Senior Notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of the Senior Notes generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder will be subject to a 30% tax on the excess, if any, of such gain plus all other U.S source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding

Payments of interest made by us on, or the proceeds of the sale or other disposition of, the Senior Notes may be subject to information reporting and U.S. federal backup withholding tax, if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the IRS.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION PRIOR TO MAKING SUCH INVESTMENT.

UNDERWRITING

The information in this section adds to the information in the ‘‘Plan of Distribution’’ section beginning on page 21 of the accompanying prospectus. Please read these two sections together.

MidAmerican Energy Company is selling the Senior Notes to the underwriters named in the table below pursuant to an underwriting agreement between MidAmerican Energy Company and the underwriters named below, for whom Lehman Brothers Inc. and Greenwich Capital Markets, Inc. are acting as representatives. Subject to certain conditions, MidAmerican Energy Company has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the Senior Notes set forth opposite that underwriter’s name in the table below:

Underwriter	Principal Amount of Senior Notes
Lehman Brothers Inc.	$122,500,000
Greenwich Capital Markets, Inc.	122,500,000
Barclays Capital Inc.	35,000,000
UBS Securities LLC	35,000,000
Wachovia Capital Markets, LLC	35,000,000
Total	$350,000,000

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Senior Notes, if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will offer the Senior Notes to the public if the underwriters buy the Senior Notes from MidAmerican Energy Company.

MidAmerican Energy Company will compensate the underwriters by selling the Senior Notes to them at a price that is less than the price to the public by the amount of the ‘‘Underwriting Discount’’ set forth on the cover page of this prospectus supplement. The underwriters will sell the Senior Notes to the public at the price to the public set forth on the cover page of this prospectus supplement and may sell the Senior Notes to certain dealers at a price that represents a concession not in excess of 0.39% of the principal amount of the Senior Notes under the price to the public. Any underwriter may allow, and the dealers may reallow, a concession not in excess of 0.195% of the principal amount of the Senior Notes to other underwriters or to other dealers.

An underwriter may reject offers for the Senior Notes. After the initial public offering of the Senior Notes, the underwriters may change the offering price and other selling terms of the Senior Notes.

There is currently no established trading market for the Senior Notes. The underwriters have advised MidAmerican Energy Company that they intend to make a market in the Senior Notes but are not obligated to do so and may discontinue such market-making activities at any time without notice. MidAmerican Energy Company cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Senior Notes.

In connection with the offering, Lehman Brothers Inc. and Greenwich Capital Markets, Inc. on behalf of the underwriters may purchase and sell the Senior Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment includes syndicate sales of Senior Notes in excess of the principal amount of the Senior Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the Senior Notes made for the purpose of preventing or retarding a decline in the market price of the Senior Notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim an initial dealers’ concession from a syndicate member when Lehman Brothers Inc. or Greenwich Capital Markets, Inc., in covering syndicate short positions or making stabilizing purchases, repurchases the Senior Notes originally sold by that syndicate member.

Any of these activities may cause the price of the Senior Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of notes to the public’’ in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a ‘‘prospectus’’ within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

MidAmerican Energy Company estimates that its expenses in connection with the sale of the Senior Notes, other than underwriting discounts, will be $750,000. This estimate includes expenses relating to printing, rating agency fees, trustee’s fees and legal fees, among other expenses. The underwriters have agreed to reimburse us for $350,000 of our offering expenses.

MidAmerican Energy Company has agreed to indemnify the underwriters against, or to contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their affiliates may engage in transactions with, and perform services for, MidAmerican Energy Company and its affiliates in the ordinary course of business and have engaged, and may engage in the future engage, in commercial banking and investment banking transactions with MidAmerican Energy Company and its affiliates.

LEGAL MATTERS

The legality of the Senior Notes will be passed upon for us by Paul J. Leighton, our Vice President and Assistant General Counsel, and by Dewey & LeBoeuf LLP, New York, New York, and for the underwriters by Latham & Watkins LLP, New York, New York. Dewey & LeBoeuf LLP and Latham & Watkins LLP may rely on the opinion of Mr. Leighton as to matters of Iowa law. Latham & Watkins LLP regularly serves as special counsel to us and to our affiliates on various matters. Mr. Leighton is an officer and full-time employee of ours.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated by reference in this prospectus supplement from MidAmerican Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans − an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of December 31, 2006), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospectus

$1,330,000,000

MIDAMERICAN ENERGY COMPANY

Debt Securities and Preferred Stock

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in the securities involves risks. See ‘‘Risk Factors’’ on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for these securities.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 7, 2007.

i

Midamerican Energy Company

We are a public utility company headquartered in Iowa with $6.5 billion of assets as of December 31, 2006, and operating revenues for 2006 totaling $3.4 billion. We are principally engaged in the business of generating, transmitting, distributing and selling electricity and in distributing, selling and transporting natural gas. We distribute electricity at retail in Council Bluffs, Des Moines, Fort Dodge, Iowa City, Sioux City and Waterloo, Iowa; the Quad Cities (Davenport and Bettendorf, Iowa and Rock Island, Moline and East Moline, Illinois); and a number of adjacent communities and areas. We also distribute natural gas at retail in Cedar Rapids, Des Moines, Fort Dodge, Iowa City, Sioux City and Waterloo, Iowa; the Quad Cities; Sioux Falls, South Dakota; and a number of adjacent communities and areas. Additionally, we transport natural gas through our distribution system for a number of end-use customers who have independently secured their supply of natural gas. As of December 31, 2006, we had approximately 714,000 regulated retail electric customers and 696,000 regulated retail and transportation natural gas customers.

In addition to retail sales and natural gas transportation, we sell electric energy and natural gas to other utilities, marketers and municipalities. These sales are referred to as wholesale sales.

Our headquarters and principal executive offices are located at 666 Grand Avenue, Des Moines, Iowa 50309. Our telephone number is (515) 242-4300.

 Ratio of Earnings to Fixed Charges

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

	12 Months Ended December 31,					3 Months Ended March 31, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges(1)	4.87x	5.20x	5.02x	4.78x	4.65x	5.59x

(1)	For purposes of computing the ratio of earnings to fixed charges, ‘‘earnings’’ consist of net income from continuing operations plus income taxes, interest on long-term debt, other interest charges, preferred dividends of subsidiary trust and interest on leases. ‘‘Earnings’’ also include allowances for borrowed and other funds used during construction. ‘‘Fixed charges’’ consist of interest charges, preferred dividends of subsidiary trust and the estimated interest component of rentals.

Ratio of Earnings to Fixed Charges
 Plus Preferred Stock Dividend Requirements

The following table sets forth the ratio of our earnings to our fixed charges plus preferred stock dividend requirements for the periods indicated.

	12 Months Ended December 31,					3 Months Ended March 31, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges plus preferred stock dividend requirements(1)	4.57x	5.04x	4.90x	4.68x	4.58x	5.50x

(1)	For purposes of computing the ratio of earnings to fixed charges plus preferred stock dividend requirements, ‘‘earnings’’ consist of net income from continuing operations plus income taxes, interest on long-term debt, other interest charges, preferred dividends of subsidiary trust and interest on leases. ‘‘Earnings’’ also include allowances for borrowed and other funds used during construction. ‘‘Fixed charges’’ consist of interest charges, preferred dividends of subsidiary trust and the estimated interest component of rentals. ‘‘Preferred stock dividend requirements’’ represent the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock.

 Risk Factors

Before you invest in any of the securities described in this prospectus, you should be aware of the significant risks described below. You should carefully consider these risks, together with all of the other information included in this prospectus, the accompanying prospectus supplement and the information incorporated by reference, before you decide to purchase our securities.

We are subject to extensive regulations that affect our operations and costs. These regulations are complex, dynamic and subject to change.

We are subject to numerous regulations and laws enforced by regulatory agencies. These regulatory agencies include, among others, the Federal Energy Regulatory Commission, or FERC, the Environmental Protection Agency, or EPA, the Nuclear Regulatory Commission, or NRC, the Iowa Utilities Board, or IUB, the Interstate Commerce Commission, or ICC, and other federal, state and local agencies.

Regulations affect almost every aspect of our business and limits our ability to independently make and implement management decisions regarding, among other items, business combinations, constructing, acquiring or disposing of operating assets, setting rates charged to customers, establishing capital structures and issuing equity or debt securities, and engaging in transactions between us and our affiliates. Regulations are subject to on-going policy initiatives, and we cannot predict the future course of changes in regulatory laws, regulations and orders, or the ultimate effect that regulatory changes may have on us. However, such changes could materially impact our financial results. For example, such changes could result in, but are not limited to, increased retail competition within our service territories, new environmental requirements, and the acquisition by a municipality or other quasi-governmental body of our distribution facilities (by negotiation, legislation or condemnation).

Federal and state regulation changes are emerging as the most challenging aspect of managing utility operations. New and expanded regulations imposed by policy makers, court systems, and industry restructuring have provided the most change and challenge in the industry since the start of utility regulation.

The Energy Policy Act of 2005, or the Energy Policy Act, impacts many segments of the energy industry. Congress granted the FERC additional authority in the Energy Policy Act, which expanded its regulatory role from a regulatory body to an enforcement agency. To implement the law, the FERC has and will continue to issue new regulations and regulatory decisions addressing electric system reliability, electric transmission expansion and pricing, regulation of utility holding companies, and enforcement authority, including the ability to assess civil penalties of up to $1.0 million per violation per day per infraction for non-compliance. The full impact of those decisions remains uncertain, however, the FERC has recently exercised its enforcement authority by imposing significant civil penalties for violations of its rules and regulations. In addition, as a result of past events affecting electric reliability, the Energy Policy Act requires federal agencies, working together with non-governmental organizations charged with electric reliability responsibilities, to adopt and implement measures designed to ensure the reliability of electric transmission and distribution systems effective June 1, 2007. Under the new regime, a transmission owner’s reliability compliance issues could result in financial penalties. Such measures could impose more comprehensive or stringent requirements on us, which would result in increased compliance costs and could adversely affect our financial results.

Recovery of our costs is subject to regulatory review and approval, and the inability to recover costs may adversely affect our financial results.

State Rate Proceedings

We establish rates for our regulated retail service through state regulatory proceedings. These proceedings typically involve multiple parties, including government bodies and officials and various consumers of energy, who have differing concerns, but who generally have the common objective of limiting rate increases. Decisions are subject to appeal, potentially leading to additional uncertainty associated with the approval proceedings. Each state sets retail rates based in part upon the state utility commission’s acceptance of an allocated share of total utility costs. When states adopt different methods to calculate inter-jurisdictional cost allocations, some costs may not be incorporated into rates of any state. Ratemaking is also generally done on the basis of estimates of normalized costs, so if a given year’s realized costs are higher than normal, rates will not be sufficient to cover those costs. State commissions also decide the allowed rate of return we will be given an opportunity to earn on our equity investment. They also decide the allowed levels of expense and investment that they deem is just and reasonable in providing service. The state commissions may disallow recovery in rates for any costs that do not meet such standard.

In Iowa, we have agreed not to seek a general increase in electric base rates to become effective prior to January 1, 2013, unless our Iowa jurisdictional electric return on equity for any year falls below 10%. We expect to continue to make significant capital expenditures to maintain and improve the reliability of our generation, transmission and distribution facilities, to reduce emissions and to support new business and customer growth. As a result, our financial results may be adversely affected if we are not able to deliver electricity in a cost-efficient manner and are unable to offset inflation and the cost of infrastructure investments with cost savings or additional sales.

In Iowa and Illinois, our electric fuel costs are embedded in our base rates. Accordingly, we are not permitted to pass through fuel price increases in our electric rates in those states without regulatory approval. In Iowa, we are prohibited from seeking reinstatement of a fuel adjustment clause for electric rates to become effective until January 1, 2013, unless our Iowa jurisdictional electric return on equity for any year falls below 10%. In Illinois, we are prohibited by law from seeking reinstatement of a fuel adjustment clause for electric rates until November 2011. Any significant increase in fuel costs or purchased power costs for electricity generation could have a negative impact on us, despite efforts to minimize the impact through the use of hedging instruments. Any of these consequences could adversely affect our financial results.

While rate regulation is premised on providing us a fair opportunity to obtain a reasonable rate of return on invested capital, state regulatory commissions do not guarantee that we will be able to realize a reasonable rate of return.

FERC Jurisdiction

The FERC establishes cost-based tariffs under which we provide transmission services to wholesale markets and retail markets in states that allow retail competition. The FERC also has responsibility for approving both cost- and market-based rates under which we sell electricity at wholesale. The FERC may impose price limitations, bidding rules and other mechanisms to address some of the volatility of these markets or may (pursuant to pending or future proceedings) revoke or restrict our ability to sell electricity at market-based rates, which could adversely affect our financial results. The FERC may also impose substantial civil penalties for any non-compliance with the Federal Power Act or the FERC’s rules or orders.

We are actively pursuing, developing and constructing new facilities, the completion and expected cost of which is subject to significant risk, and we have significant funding needs related to our planned capital expenditures.

We are constructing a new coal-fired electric generating plant and wind-powered generating facilities in Iowa, and, in the future, may pursue the development, construction, ownership and operation of additional new or expanded facilities. The completion of any of these projects is subject to substantial risks, including fluctuations in the price and availability of commodities, manufactured goods, equipment, labor and other items over a multi-year construction period. These risks may result in higher-than-expected costs to complete an asset and place it into service. Additionally, our major new generation facility additions are subject to a soft price cap in Iowa. If actual capital costs exceed the cap, we will not be able to recover those additional costs without an IUB determination that such additional costs are prudently incurred. It is also possible that additional generation needs may be obtained through power purchase agreements, which could impose long-term purchase obligations on us and force us to rely on the operating performance of a third party. The inability to successfully and timely complete a project, avoid unexpected costs or to recover any such costs through ratemaking decisions may materially affect our financial results.

Furthermore, we depend upon both internal and external sources of liquidity to provide working capital and to fund capital requirements. If we are unable to obtain funding from external sources, we may need to postpone or cancel planned capital expenditures. Failure to construct these projects could limit opportunities for revenue growth and increase operating costs.

We are subject to numerous environmental, health, safety, and other laws, regulations and requirements that may adversely affect our financial results.

Operational Standards

We are subject to numerous environmental, health, safety, and other laws, regulations and requirements affecting many aspects of our present and future operations, including, among others:

•	the EPA’s CAIR, which established cap and trade programs to reduce SO2 and NOx emissions starting in 2009 to address alleged contributions to downwind non-attainment with the revised National Ambient Air Quality Standards;

•	the EPA’s CAMR, which establishes a cap and trade program to reduce mercury emissions from coal-fired power plants starting in 2010; and

•	other laws or regulations that establish standards for greenhouse gas emissions, water quality, wastewater discharges, solid waste and hazardous waste.

These and related laws, regulations and orders generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals.

Compliance with environmental, health, safety, and other laws, regulations and requirements can necessitate significant capital and operating expenditures, including expenditures for new equipment, inspection, clean-up costs, damages arising out of contaminated properties, and fines, penalties and injunctive measures affecting operating assets for failure to comply with environmental regulations. Compliance activities pursuant to regulations could be prohibitively expensive. As a result, some facilities may be required to shut down or alter their operations. Further, we may not be able to obtain or maintain all required environmental regulatory approvals for our operating assets or development projects. Delays in obtaining any required environmental or regulatory permits, failure to comply with the terms and conditions of the permits or increased regulatory or environmental requirements may increase our costs or prevent or delay us from operating our facilities or developing new facilities. If we fail to comply with all applicable environmental requirements, we may be subject to penalties and fines or other sanctions. The costs of complying with current or new environmental, health, safety, and other laws, regulations and requirements could adversely affect our financial results. Proposals for voluntary initiatives and mandatory controls are being discussed in the United States and worldwide to reduce so-called ‘‘greenhouse gases’’ such as carbon dioxide, a by-product of burning fossil fuels; methane, the primary component of natural gas; and methane leaks from pipelines. These actions could result in increased costs for us to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any greenhouse gas emissions program. These actions could also impact the consumption of natural gas, thereby affecting our operations.

Further, the regulatory rate structure or long-term customer contracts may not necessarily allow us to recover all costs incurred to comply with new environmental requirements. Although we believe that, in most cases, we are legally entitled to recover these kinds of costs, the inability to fully recover such costs in a timely manner could adversely affect our financial results.

Site Clean-up and Contamination

Environmental, health, safety, and other laws, regulations and requirements also impose obligations to remediate contaminated properties or to pay for the cost of such remediation, often by parties that did not actually cause the contamination. We are generally responsible for on-site liabilities, and in some cases off-site liabilities, associated with the environmental condition of our assets, including power generation facilities, and electric transmission and electric and natural gas distribution assets that we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with acquisitions, we may obtain or require indemnification against some environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet our indemnification obligations, we could suffer material losses. We have established liabilities to recognize our estimated obligations for known remediation liabilities, but such estimates may change materially over time. In addition, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities, which may be material. We are also required to fund our portion of the costs for decommissioning the Quad Cities Station when it is retired from service, which may include site remediation or decontamination.

Inflation, changes in commodity prices and fuel transportation costs may adversely affect our financial results.

Inflation affects us through increased operating costs and increased capital costs for plant and equipment. As a result of existing rate agreements and competitive price pressures, we may not be able to pass the costs of inflation on to our electric customers. If we are unable to manage cost increases or pass them on to our customers, our financial results could be adversely affected.

We are also heavily exposed to changes in prices and availability of coal and natural gas and the transportation of coal and natural gas because a substantial majority of our generation capacity utilizes these fossil fuels. We currently have contracts of varying durations for the supply and transportation of coal for our existing generation capacity. When these contracts expire or if they are not honored, we may not be able to purchase or transport coal on terms as favorable as the current contracts. We have similar exposures regarding the market price of natural gas. Changes in the cost of coal or natural gas supply or transportation and changes in the relationship between such costs and the market price of power will affect our financial results. Since the sales price we receive for power may not change at the same rate as our coal or natural gas supply or transportation costs, we may be unable to pass on the changes in costs to our customers. In addition, the overall prices we charge our retail customers in Iowa are frozen, as described above, and we do not have fuel recovery mechanisms in Iowa and Illinois.

A significant decrease in demand for natural gas in the markets served by our gas distribution system may adversely affect our financial results.

A sustained decrease in demand for natural gas in the markets served by our gas distribution system would significantly reduce our operating revenue and adversely affect our financial results. Factors that could lead to a decrease in market demand include, among others:

•	a recession or other adverse economic condition that results in a lower level of economic activity or reduced spending by consumers on natural gas;

•	an increase in the market price of natural gas or a decrease in the price of other competing forms of energy, including electricity, coal and fuel oil;

•	efforts by customers to reduce their consumption of natural gas through various conservation measures and programs;

•	higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of natural gas or that limit the use of natural gas; and

•	a shift to more fuel-efficient or alternative fuel machinery or an improvement in fuel economy, whether as a result of technological advances by manufacturers, legislation proposing to mandate higher fuel economy, price differentials, incentives or otherwise.

Our financial results may be adversely affected if we are unable to obtain adequate, reliable and affordable access to transmission service.

We depend on transmission facilities owned and operated by utilities to transport electricity and natural gas to both wholesale and retail markets, as well as natural gas purchased to supply some of our electric generation facilities. If adequate transmission is unavailable, we may be unable purchase or sell and deliver products. Such unavailability could also hinder us from providing adequate or economical electricity or natural gas to our wholesale and retail electric and gas customers and could adversely affect our financial results.

The different regional power markets have varying and dynamic regulatory structures, which could affect our growth and performance. In addition, the independent system operators who oversee the transmission systems in regional power markets have imposed in the past, and may impose in the future, price limitations and other mechanisms to counter volatility in the power markets. These types of price limitations and other mechanisms may adversely affect our financial results.

We are subject to market risk, counterparty performance risk and other risks associated with wholesale energy markets.

In general, wholesale market risk is the risk of adverse fluctuations in the market price of wholesale electricity and fuel, including natural gas and coal, which is compounded by volumetric changes affecting the availability of or demand for electricity and fuel. We purchase electricity and fuel in the open market or pursuant to short-term or variable-priced contracts as part of our normal operating business. If market prices rise, especially in a time when larger than expected volumes must be purchased at market or short-term prices we may incur significantly greater expense than anticipated. Likewise, if electricity market prices decline in a period when we are a net seller of electricity in the wholesale market, we will earn less revenue.

Our total accredited net generating capability exceeds our historical peak load. As a result, we have less exposure to wholesale electricity market price fluctuations. The actual amount of generation capacity available at any time, however, may be less than the accredited capacity due to regulatory restrictions, transmission constraints, fuel restrictions and generating units being temporarily out of service for inspection, maintenance, refueling, modifications or other reasons. In such circumstances, we may need to purchase energy in the wholesale markets and we may not recover in rates all of the additional costs that may be associated with such purchases. Most of our electric wholesale sales and purchases take place under market-based pricing allowed by the FERC and are therefore subject to market volatility, including price fluctuations.

We are also exposed to risks related to performance of contractual obligations by wholesale suppliers and customers. We rely on suppliers to deliver commodities, including natural gas, coal and electricity, in accordance with short-term and long-term contracts. Failure or delay by suppliers to provide these commodities pursuant to existing contracts could disrupt the delivery of electricity and require us to incur additional expenses to meet customer needs. In addition, when these contractual agreements terminate, we may be unable to purchase the commodities on terms equivalent to the terms of current contractual agreements. We also rely on wholesale customers to take delivery of the energy they have committed to purchase and to pay for the energy on a timely basis. Failure of wholesale customers to take delivery may require us to find other customers to take the energy at lower prices than the original customers committed to pay. At certain times of the year, prices paid by us for energy needed to satisfy our customers’ energy needs may exceed the amounts received through retail rates from these customers. If the strategy used to hedge these risk exposures is ineffective, significant losses could result.

Our operating results may fluctuate on a seasonal and quarterly basis.

The sale of electricity and natural gas are generally seasonal businesses. In the markets in which we operate, demand for electricity peaks during the hot summer months when cooling needs are higher. Market prices for electric supply also generally peak at that time. In addition, demand for gas and other fuels generally peaks during the winter when heating needs are higher. Further, extreme weather conditions such as heat waves or winter storms could cause these seasonal fluctuations to be more pronounced.

As a result, our overall financial results may fluctuate substantially on a seasonal and quarterly basis. We have historically sold less power, and consequently earned less income, when weather conditions are mild. Unusually mild weather in the future may adversely affect our financial results through lower revenues or increased energy costs. Conversely, unusually extreme weather conditions could increase our costs to provide power and adversely affect our financial results. The extent of fluctuation in financial results may change depending on a number of factors related to our regulatory environment and contractual agreements, including our ability to recover power costs, the existence of revenue sharing provisions and terms of the power sale contracts.

We are subject to operating uncertainties, which may adversely affect our financial results.

The operation of a complex electric and gas utility (including generation, transmission and distribution) systems involves many operating uncertainties and events beyond our control. These potential events include the breakdown or failure of power generation equipment, compressors, pipelines, transmission and distribution lines or other equipment or processes, unscheduled plant outages, work stoppages, a shortage of qualified labor, transmission and distribution system constraints or outages, fuel shortages or interruption, unavailability of critical equipment, materials and supplies, performance below expected levels of output, capacity or efficiency, operator error, and catastrophic events such as severe storms, fires, earthquakes or explosions. A casualty occurrence might result in injury or loss of life, extensive property damage or environmental damage. Any of these risks or other operational risks could significantly reduce or eliminate our revenues or significantly increase our expenses. Further, we self-insure many risks and current and future insurance coverage may not be sufficient to replace lost revenue or cover repair and replacement costs. Any reduction of revenues for such reason, or any other reduction of our revenues or increase in our expenses resulting from operational risks could adversely affect our financial results.

Potential terrorist activities or military or other actions could adversely affect us.

The continued threat of terrorism since September 11, 2001, and the impact of military and other actions by the United States and its allies may lead to increased political, economic and financial market instability and subject our gas or electric operations to increased risk of acts of terrorism. The United States government has issued warnings that energy assets, specifically nuclear generation and other electric utility infrastructure, are potential targets of terrorist organizations. Political, economic or financial market instability or damage to our operating assets or the assets of our customers or suppliers may result in business interruptions, lost revenues, higher commodity prices, disruption in fuel supplies, lower energy consumption and unstable markets, particularly with respect to natural gas and electric energy, increased security, repair or other costs that may materially adversely affect us in ways that cannot be predicted at this time. Any of these risks could materially affect our financial results. Furthermore, instability in the financial markets as a result of terrorism or war could also materially adversely affect the ability to raise capital.

The insurance industry changed in response to these events. As a result, insurance covering risks we typically insure against may decrease in scope and availability, and we may elect to self-insure against many such risks. In addition, the available insurance may have higher deductibles, higher premiums and more restrictive policy terms.

We are subject to the unique risks associated with nuclear generation.

The ownership and operation of nuclear power plants, such our 25% ownership interest in the Quad Cities Station involves certain risks. These risks include, among other items, mechanical or structural problems, inadequacy or lapses in maintenance protocols, the impairment of reactor operation and safety systems due to human error, the costs of storage, handling and disposal of nuclear materials, limitations on the amounts and types of insurance coverage commercially available, and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The prolonged unavailability of the Quad Cities Station could materially affect our financial results, particularly when the cost to produce power at the plant is significantly less than market wholesale power prices. The following are among the more significant of these risks:

•	Operational Risk — Operations at any nuclear power plant could degrade to the point where the plant would have to be shut down. If such degradations were to occur, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant could be shut down. Furthermore, a shut-down or failure at any other nuclear plant could cause regulators to require a shut-down or reduced availability at the Quad Cities Station.

•	Regulatory Risk — The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, applicable regulations or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for the Quad Cities Station will expire in 2032. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

•	Nuclear Accident Risk — Accidents and other unforeseen problems have occurred at nuclear facilities other than the Quad Cities Station, both in the United States and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed our resources, including insurance coverage.

We are involved in numerous legal proceedings, the outcomes of which are uncertain and could negatively affect our financial results.

We are party to numerous legal proceedings. Litigation is subject to many uncertainties, and we cannot predict the outcome of individual matters. It is reasonably possible that the final resolution of some of the matters in which we are involved could result in additional payments in excess of established reserves over an extended period of time and in amounts that could have a material adverse effect on our financial results. Similarly, it is also reasonably possible that the terms of resolution could require that we change business practices and procedures, which could also have a material adverse effect on our financial results.

Potential changes in accounting standards might cause us to revise our financial results and disclosure in the future, which may change the way analysts measure our business or financial performance.

Accounting irregularities discovered in the past few years in various industries have caused regulators and legislators to take a renewed look at accounting practices, financial disclosures, companies’ relationships with their independent auditors and retirement plan practices. Because it is still unclear what laws or regulations will ultimately develop, we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies or the energy industry or in our operations specifically. In addition, the Financial Accounting Standards Board, or FASB, the FERC or the Securities and Exchange Commission, or SEC, could enact new or revised accounting standards or FERC orders that might impact how we are required to record revenues, expenses, assets and liabilities.

Our indirect parent, MidAmerican Energy Holdings Company, or MidAmerican Energy Holdings, could exercise control over us in a manner that would benefit MidAmerican Energy Holdings to the detriment of our creditors and preferred stockholders.

MidAmerican Energy Holdings is our indirect parent and the direct parent of MidAmerican Funding, LLC, or MidAmerican Funding and, accordingly, has control over all decisions requiring shareholder approval, including the election of directors. In circumstances involving a conflict of interest between MidAmerican Energy Holdings and our or MidAmerican Funding’s creditors and preferred stockholders, MidAmerican Energy Holdings could exercise its control in a manner that would benefit MidAmerican Energy Holdings to the detriment of our creditors and preferred stockholders.

The rights of the holders of our subordinated debt securities will be subject to the rights of the holders of our senior debt.

Our subordinated debt securities will be subordinate and junior in right of payment to our senior debt, including the debt securities described in this prospectus. Unless otherwise specified in the applicable prospectus supplement, the subordination terms will provide that no payments on the subordinated debt securities may be made if any senior debt is not paid when due or the maturity of any senior debt has been accelerated because of a default. The indenture for the subordinated debt securities will not restrict our ability to incur senior debt. As of March 31, 2007 we had $1.8 billion of senior debt outstanding.

The terms of the indentures for the securities do not restrict our ability to incur additional indebtedness that could have an adverse impact on our financial condition.

The indentures governing our rights and obligations with respect to the debt securities do not restrict our ability to incur indebtedness in addition to the debt securities. Accordingly, we could enter into acquisitions, refinancings, recapitalizations or other highly leveraged transactions that could significantly increase our total amount of outstanding indebtedness. The interest payments needed to service this increased level of indebtedness could have a material adverse effect on our operating results. A highly leveraged capital structure could also impair our overall credit quality, making it more difficult for us to finance our operations, and could result in a downgrade in the ratings of our indebtedness, including the debt securities, by credit rating agencies. Further, if our other indebtedness is accelerated due to an event of default under such indebtedness, resulting in an event of default under the indentures for the securities, we may not have sufficient funds to repay the other indebtedness and the securities simultaneously.

There is no existing market for the securities and we cannot assure you that an active trading market will develop.

There is no existing market for the securities and we cannot assure you that an active trading market will develop. If a market for the securities were to develop, future trading prices would depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing or quotation of the securities on any securities exchange or stock market. As a result, it may be difficult for you to find a buyer for your securities at the time you want to sell them, and even if you find a buyer, you might not get the price you want.

 Forward-Looking Statements

This prospectus contains or incorporates by reference statements that do not directly or exclusively relate to historical facts. Such statements are ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as ‘‘may,’’ ‘‘could,’’ ‘‘project,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘expect,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘potential,’’ ‘‘plan,’’ ‘‘forecast,’’ and similar terms. These statements are based upon our current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside our control and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others:

•	general economic and business conditions in the United States as a whole and in the midwestern United States, and our service territory in particular;

•	the financial condition and creditworthiness or our significant customers and suppliers;

•	governmental, statutory, legislative, regulatory or administrative initiatives, proceedings or decisions, including those related to the Energy Policy Act of 2005;

•	weather effects on sales and revenues;

•	changes in expected customer growth or usage of electricity or gas;

•	economic or industry trends that could impact electricity or gas usage;

•	increased competition in the power generation and electric or gas industries;

•	fuel, fuel transportation and power costs and availability;

•	changes in business strategy, development plans or customer or vendor relationships;

•	availability, term and deployment of capital;

•	availability of qualified personnel;

•	unscheduled generation outages or repairs;

•	risks relating to nuclear generation;

•	financial or regulatory accounting principles or policies imposed by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, the SEC, the FERC and similar entities with regulatory oversight;

•	changes in, and compliance with, environmental laws, regulations, decisions and policies that could increase operating and capital improvement costs or affect plant output and/or delay plant construction;

•	other risks and unforeseen events, including wars, the effects of terrorism, embargoes and other catastrophic events; and

•	other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exclusive.

 Use of Proceeds

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, which may include additions to working capital, reductions of our indebtedness, refinancing of existing securities and financing of capital expenditures. We do not presently contemplate a specific use of proceeds but will indicate such information in the prospectus supplement applicable to any offering of securities. We may invest funds not immediately required for such purposes in short-term securities. The amount and timing of sales of the securities described in this prospectus will depend on market conditions and the availability to us of other funds.

 Description of Debt Securities

This prospectus describes the general terms and provisions of the debt securities that we may offer. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

General

We may issue senior debt securities or subordinated debt securities. The senior debt securities will be our direct secured or unsecured obligations and the subordinated debt securities will be our direct unsecured obligations. Each of the senior debt securities and the subordinated debt securities will be issued under an indenture to be entered into between us and a trustee named in the applicable prospectus supplement. The following summary of the indentures is not a complete description of all of the provisions of the indentures. We have filed (or will file prior to issuance of the applicable debt securities) forms of the indentures as exhibits to the registration statement of which this prospectus is a part. Except to the extent set forth in a prospectus supplement for a particular issue of debt securities, the indentures for the debt securities, as amended or supplemented from time to time, will be substantially similar to the indentures filed as exhibits to the registration statement and described below.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	whether the series of debt securities are senior debt securities or subordinated debt securities;

•	the aggregate principal amount (or any limit on the aggregate principal amount) of the series of debt securities and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount;

•	if other than the entire principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity thereof;

•	the interest rate or method for calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for principal and interest payable on debt securities;

•	the dates when, places where and manner in which principal and interest will be payable;

•	the securities registrar if other than the trustee;

•	the terms of any mandatory redemption (including any sinking fund requirement) or any redemption at our option;

•	the terms of any repurchase or remarketing rights of third parties;

•	the terms of any redemption at the option of holders of the debt securities;

•	the denominations in which the debt securities are issuable;

•	whether the debt securities will be issued in registered or bearer form and the terms of any such forms of debt securities;

•	whether the debt securities will be represented by a global security and the terms of any such global security;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•	if payments of principal or interest may be made in a currency other than that in which the debt securities are denominated, the method for determining such payments;

•	provisions for electronic issuance of debt securities or issuance of debt securities in certificated form;

•	any events of default, covenants and/or defined terms in addition to or in lieu of those set forth in the applicable indenture;

•	whether and upon what terms debt securities may be defeased;

•	whether the debt securities will have guarantees;

•	any special tax implications of the debt securities; and

•	any other terms in addition to or different from those contained in the applicable indenture.

The debt securities will bear no interest or interest at a fixed or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold or deemed to be sold at a discount below their stated principal amount. With respect to any debt securities as to which we have the right to defer interest, the holders of such debt securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax consequences applicable to any such discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

Subordination Of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in right of payment to the senior debt securities described in this prospectus and all of our other current and future senior debt. As of March 31, 2007, $1.8 billion of our senior debt was outstanding, $57.0 million of which is secured by certain of our assets. Unless otherwise specified in the applicable prospectus supplement, no payments on the subordinated debt securities may be made if (1) any senior debt is not paid when due or (2) the maturity of any senior debt has been accelerated because of a default. Upon any distribution of our assets to creditors upon a bankruptcy, insolvency, liquidation, reorganization or similar event with respect to us, all amounts due on our senior debt must be paid before any payments are made on the subordinated debt securities.

Subject to the payment in full of all senior debt, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of our senior debt to receive payments or distributions applicable thereto until all amounts owing on the subordinated debt securities are paid in full.

The subordinated indenture will not limit the amount of senior debt that we can incur.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary or nominee thereof that we will identify in the applicable prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	we execute and deliver to the trustee an officers’ certificate to the effect that the global security shall be exchangeable;

•	an event of default occurs and is continuing; or

•	any other circumstances described in the applicable prospectus supplement occur.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the debt securities and the applicable indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the debt securities or the applicable indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as ‘‘participants.’’ Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers, exchanges and other matters relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Exchange Of Global Securities For Certificated Securities

Except as otherwise may be set forth in the applicable prospectus supplement, the global securities may be exchanged for debt securities in certificated form only in the following circumstances:

•	if the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities, or if the depositary is no longer registered as a clearing agency under the Securities Exchange Act of 1934, or the Exchange Act, and we do not appoint a replacement depositary within 90 days;

•	an event of default under the applicable indenture occurs; or

•	if we determine that an issue of debt securities will no longer be represented by global securities.

If any global securities are exchangeable for certificated securities as described above, we will execute, and the trustee will authenticate upon our order, certificated securities of like tenor and terms in certificated form in an aggregate principal amount equal to the principal amount of such global securities. These certificated securities will be delivered to persons specified by the depositary in exchange for the beneficial interests in the global securities being exchanged.

Redemption And Repayment

The applicable prospectus supplement will specify the following:

•	if the debt securities are subject to any sinking fund and the terms of any such sinking fund;

•	if we may elect to redeem the debt securities prior to maturity and the terms of any such optional redemption;

•	if we will be required to redeem the securities prior to maturity upon the occurrence of certain events and the terms of any such mandatory redemption; and

•	if the holders of the debt securities will have the right to repayment of the debt securities prior to maturity and the terms of any such optional repayment.

If we elect or are required to redeem debt securities, a redemption notice will be sent to each holder of debt securities to be redeemed at least 30 but not more than 60 days prior to the redemption date. The redemption notice will include the following: (1) the redemption date, the places of redemption and the redemption price; (2) a statement that payment of the redemption price will be made on surrender of the debt securities at the places of redemption; (3) a statement that accrued interest to the redemption date will be paid as specified in the notice and that after the redemption date interest will cease to accrue; (4) if less than all of the debt securities of a series are to be redeemed, the particular debt securities or portions thereof to be redeemed; (5) if any debt securities are to be redeemed in part only, the portion of the debt securities to be redeemed and a statement that, upon surrender of the debt securities for redemption, new debt securities having the same terms will be issued in an amount equal to the unredeemed portion; and (6) if applicable, a statement that redemption is subject to the receipt by the trustee prior to the redemption date of sufficient funds to make such redemption.

If notice of redemption is given as specified above, the debt securities called for redemption will become due and payable on the date and at the places stated in the notice at the applicable redemption price, together with accrued interest to the redemption date. After the redemption date, the debt securities subject to redemption will cease to bear interest and will not be entitled to the benefits of the applicable indenture, other than the right to receive payment of the redemption price together with accrued interest to the redemption date.

If debt securities are repayable at the option of the holders prior to maturity, a holder that elects to have its debt securities repaid will be required to deliver such debt securities (or a guarantee of delivery from an eligible institution) to the trustee at least 30 but not more than 45 days prior to the repayment date. For debt securities represented by global securities held by the depositary, the repayment option may be exercised by a direct participant in the depositary on behalf of the beneficial owner by sending written notice to the trustee (specifying certain information regarding the debt securities to be repaid) at least 30 but not more than 60 days prior to the repayment date.

Covenants

In addition to other covenants, if any, as may be described in the applicable prospectus supplement and except as may otherwise be set forth in the applicable prospectus supplement, the indentures will contain the following covenants:

•	a covenant which requires us to maintain an office for payment and registration of transfer or exchange of the debt securities in New York, New York;

•	a covenant which requires us to notify the trustee in writing of any event of default under an indenture within five days after we become aware of such event of default;

•	a covenant which requires us to maintain our corporate existence, rights and franchises, unless the maintenance of such rights and franchises is no longer desirable in the conduct of our business; and

•	a covenant which prohibits us from consolidating with or merging with or into any other person or conveying, transferring or leasing our properties substantially as an entirety to any other person, unless the surviving company or transferee, as applicable, is a U.S. company and assumes all of our obligations under the indenture.

The covenant described immediately above includes a phrase relating to a conveyance, transfer or lease of our properties ‘‘substantially as an entirety.’’ Although there is a limited body of case law interpreting the phrase ‘‘substantially as an entirety,’’ there is no precise established definition of the phrase under applicable law. Accordingly, the nature and extent of the restriction on our ability to convey, transfer or lease our properties substantially as an entirety, and the protections provided to the holders of debt securities by such restriction, may be uncertain.

Events Of Default

Except as described in the applicable prospectus supplement, the following events will constitute events of default under the applicable indenture:

•	we fail to pay interest on the debt securities and such failure continues for 30 days;

•	we fail to pay principal of the debt securities when due;

•	we breach any other covenant or representation in the indenture and such breach continues for 90 days (such period to be extended if we are diligently pursuing a cure) after we receive a notice of default with respect thereto;

•	a decree or order is entered against us in an involuntary bankruptcy proceeding and is not vacated in 90 days, or a similar involuntary event relating to our bankruptcy or insolvency occurs and continues for 90 days; and

•	we commence a voluntary bankruptcy case or take similar voluntary actions relating to our bankruptcy or insolvency.

Upon the occurrence of an event of default under an indenture, the holders of at least a majority in aggregate principal amount of the applicable debt securities may declare such debt securities to be immediately due and payable. Holders of a majority in principal amount of such debt securities may rescind the acceleration so long as the conditions set forth in the applicable indenture have been satisfied.

Prior to acceleration, holders of a majority in aggregate principal amount of an issuance of debt securities may waive an event of default, other than (1) an event of default related to non-payment of principal or interest and (2) an event of default related to a covenant or other provision of the indenture that cannot be modified without the consent of each holder of debt securities affected thereby.

Modifications To The Indenture

Except as otherwise set forth in the applicable prospectus supplement, each indenture will contain provisions which allow us and the trustee to amend the indenture without the consent of any holder of debt securities for the following purposes:

•	to cure ambiguities or to cure, correct or supplement any defective or inconsistent provisions;

•	to add additional covenants, events of default or collateral, or to surrender a right or power conferred upon us in the indenture;

•	to establish the form of additional debt securities in accordance with the terms of the indenture;

•	to evidence the succession of another company to us and the assumption by the successor of our obligations under the indenture;

•	to grant to or confer upon the trustee for the benefit of the holders any additional rights, remedies, powers or authority;

•	to permit the trustee to comply with any duties imposed upon it by law;

•	to specify further the duties and responsibilities of, and to define further the relationships among, the trustee and any authenticating agent or paying agent for the debt securities; and

•	to change or eliminate any of the provisions of the indenture, so long as the change or elimination becomes effective only when there are no debt securities outstanding that were created prior to the execution of the supplemental indenture or other document evidencing such change or elimination.

Except as set forth in the applicable prospectus supplement, each indenture will contain provisions which allow us and the trustee to amend the indenture for any other purpose with the consent of holders of a majority in principal amount of the applicable issue of debt securities, other than amendments which (1) extend the stated maturity of the debt securities, (2) reduce the principal amount of the debt securities, (3) reduce the interest rate for the debt securities, (4) extend the dates for scheduled payments of principal and interest, (5) impair the right of a holder of debt securities to institute suit for the payment of its debt securities, or (6) reduce the percentage of holders of debt securities required to consent to amendments or waive defaults under the indenture. The items described in (1) through (5) above will require the consent of all holders affected by the change. The item described in (6) above will require the consent of all holders.

Governing Law

The senior indenture and the subordinated indenture will be governed by the laws of the State of New York.

 Description of Capital Stock

We have the authority under our articles of incorporation to issue 350,000,000 shares of common stock, no par value, and 100,000,000 shares of preferred stock, no par value. As of April 30, 2007, 70,980,203 shares of our common stock were outstanding, all of which are owned by MHC Inc. The common stock is not listed on any exchange. All outstanding shares of common stock are fully paid and non-assessable.

Also as of April 30, 2007, the following shares of our preferred stock were outstanding: 49,451 shares of the $3.30 series; 38,305 shares of the $3.75 series; 32,630 shares of the $3.90 series; 47,362 shares of the $4.20 series; 49,945 shares of the $4.35 series; 35,697 shares of the $4.40 series; and 49,898 shares of the $4.80 series. All outstanding shares of preferred stock are fully paid and non-assessable. The terms of these preferred securities are described in an amendment to our articles of incorporation which is incorporated herein by reference.

Common Stock

The shares of our authorized common stock are identical in all respects and have equal rights and privileges. Each holder of our common stock is entitled to one vote in the election of directors and other matters. Common shareholders may receive dividends when declared by our board of directors. Dividends may be paid in cash, stock or another form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations to any preferred shareholders. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Preferred Stock

We may issue, from time to time, shares of one or more series or classes of our preferred stock with such preferences and designations as our board of directors may determine. The following summary description sets forth some of the general terms of the preferred stock. We will describe the specific terms of any series of preferred stock that we issue in a prospectus supplement. To the extent the description contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. You should also read our articles of incorporation and bylaws before purchasing the preferred stock.

Our board of directors is authorized to determine for each series of preferred stock, and the applicable prospectus supplement will set forth with respect to any such series:

•	the designation of such series and the number of shares that constitute such series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculating the dividend periods);

•	the voting rights of the shares, if any;

•	the liquidation preference and the priority as to payment of such liquidation preference with respect to the classes or series of preferred stock and any other rights of the shares of such series if we liquidate, dissolve or wind-up our affairs;

•	whether and on what terms we can redeem or repurchase the shares of preferred stock;

•	whether the preferred stock of such series will have the benefit of a sinking fund; and

•	any other material terms.

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our articles of incorporation or the applicable certificate of designation or as otherwise required by law.

Except as set forth in the applicable prospectus supplement, no series of preferred stock will be redeemable or receive the benefit of a sinking fund. If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock, but only after the liquidation preference has been fully paid on any shares of senior ranking preferred stock, if any. Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

We will designate the transfer agent for each series of preferred stock in the applicable prospectus supplement.

 Plan of Distribution

We may offer and sell or exchange the securities described in this prospectus:

•	through agents,

•	through one or more underwriters,

•	through one or more dealers,

•	directly to one or more purchasers (through a specific bidding or auction process or otherwise), or

•	through a combination of any such methods of sale.

The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices relating to such prevailing market prices,

•	at negotiated prices, or

•	at a fixed exchange ratio in return for other of our securities.

Offers to purchase or exchange the securities may be solicited by agents designated by us from time to time. Any such agent will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of the securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities.

If a dealer is utilized in the sale of the securities, we or an underwriter will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement relating thereto.

Offers to purchase or exchange the securities may be solicited directly by us and sales or exchanges thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement relating thereto.

We may enter into agreements with agents, underwriters and dealers under which we agree to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. The terms and conditions of such indemnification or contribution will be described in the applicable prospectus supplement. Certain of the agents, underwriters or dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

 About this Prospectus

This prospectus is part of a registration statement that we have filed with the SEC using a ‘‘shelf’’ registration process. Using this process, we may offer the securities described in this prospectus, either separately or with other securities registered hereunder, in one or more offerings with an aggregate principal amount of up to $1,330,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, in addition to the information contained in the documents we refer you to under the heading ‘‘Where You Can Find More Information.’’

 Where You Can Find More Information

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-732-0330 for further information on the public reference room. You may also obtain copies of these materials from the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities described in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and the securities described in this prospectus. You may inspect the registration statement and its exhibits without charge at the office of the SEC at 100 F Street, N.E., in Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. You may also access the registration statement at the SEC’s web site described above.

The SEC allows us to ‘‘incorporate by reference’’ the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The information filed by us with the SEC in the future will automatically update and supersede this information. We incorporate by reference, among others, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 and any filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and until the termination of the offering of securities commenced by us pursuant to this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Treasurer
MidAmerican Energy Company
666 Grand Avenue, Suite 500
Des Moines, Iowa 50309
(515) 242-4300

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

 Legal Matters

The validity of the debt securities described in this prospectus has been passed upon for us by Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022. The validity of the preferred stock described in this prospectus has been passed upon for us by Paul J. Leighton, Esq., our Assistant General Counsel.

 Experts

The consolidated financial statements and the related financial statement schedule as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, incorporated by reference in this prospectus from MidAmerican Energy Company’s (the ‘‘Company’’) Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans- an amendment of FASB Statements No. 87, 88, 106 and 132(R) as of December 31, 2006), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2007 and 2006, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a ‘‘report’’ or a ‘‘part’’ of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

$350,000,000

$350,000,000 5.30% Senior Notes Due 2018

Prospectus SUPPLEMENT
MARCH 19, 2008

Joint Book-Running Managers

Lehman Brothers	RBS Greenwich Capital

Co-Managers

Barclays Capital	UBS Investment Bank	Wachovia Securities